Exhibit 10.1

AMENDMENT NO. 5 TO JOINT DEVELOPMENT AGREEMENT

Between

FUELCELL ENERGY, INC.

and

EXXONMOBIL TECHNOLOGY AND ENGINEERING COMPANY

ExxonMobil Technology and Engineering Company (“ExxonMobil”) and FuelCell Energy, Inc. (“FCE”) are Parties to the Joint Development Agreement with an Effective Date of October 31, 2019 and an ExxonMobil Agreement No. LAW-2019-3608 as amended on October 31, 2021, April 30, 2022, December 1, 2022, and August 31, 2023 (collectively, “Agreement”).

WHEREAS, as a result of continued development, engineering and mechanical de-risking of the Generation 2 Technology fuel cell module (“Gen 2 Technology”), ExxonMobil made a final investment decision to demonstrate the Gen 2 Technology at its Esso Nederland BV Rotterdam Manufacturing Complex (“Demonstration”) and issued a separate purchase order to FCE for such Demonstration;

WHEREAS, further work between the Parties will be required to allow for technical readiness of the Gen 2 Technology and additional continuous technology development and improvement as may be deemed necessary;

WHEREAS, the Parties, in parallel, will pursue pioneer commercial deployments of Gen 2 Technology, with FCE as the ExxonMobil fuel cell module manufacturer for these deployments; and,

WHEREAS, the Parties, in parallel, will continue to progress discussions for a new business framework between the Parties.

The Parties now wish to further amend the Agreement to extend its Term to allow for continued development work for the Gen 2 Technology. The amendments to the Agreement provided herein shall be applicable prospectively from the date of this Amendment forward, and shall not have applicability with respect to periods under the Agreement prior to the date of this Amendment.

To accomplish this, effective March 31, 2024, the Parties hereby agree as follows:

1.	Article 12 – TERM AND TERMINATION shall be amended to delete Paragraph 12.01 Term in its entirety and replace it with the following:

12.01 Term. Unless sooner terminated in accordance with this Article, this Agreement will continue in full force and effect beginning on the Effective Date and ending on December 31, 2026 (“Term”).

2.	Article 2 – PROGRAM shall be amended to delete Paragraph 2.03 Work Exclusivity/Independent Work in its entirety and replace it with the following:

During the Term of this Agreement, FCE will not conduct any Work using Generation 1 Technology in Carbon Capture Applications or any Work using Generation 2 Technology, independently or with third parties outside of this Agreement, without prior written approval from ExxonMobil. Notwithstanding the foregoing, ExxonMobil hereby grants approval for FCE solely to conduct a) Authorized Work using Generation 1 Technology or Modified Generation 2 Technology with Authorized Third Parties for Carbon Capture Applications, provided that for such Carbon Capture Applications, FCE may only use Modified Generation 2 Technology within Generation 1 Technology modules and that ExxonMobil’s approval for new Authorized Work shall terminate at the end of the Term (though FCE may continue to service continuing obligations, e.g., completing contracted builds, service and repair/replacement of components, etc., for Authorized Work entered into during the Term without further modifications or improvements to Modified Generation 2 Technology), and b) any Work using Generation 2 Technology solely for Power Applications and Hydrogen Applications. FCE shall attribute the co-development of the Modified Generation 2 Technology to ExxonMobil when engaging Authorized Third Parties.

3.	Article 7 – LICENSE TO PROGRAM RESULTS shall be amended to add the following after 7.01(b)(2):

7.01(b)(3). Authorized Work with Authorized Third Parties. ExxonMobil grants FCE a worldwide, non-exclusive, royalty-free, irrevocable during the Term, non-sub-licensable (except as set forth herein), non-transferable (except pursuant to Article 14 (Assignment)), right and license to use Generation 1 Technology and Modified Generation 2 Technology for Authorized Work with Authorized Third Parties subject to the use restriction set forth in Paragraph 2.03. For clarity, this right and license shall terminate at the end of the Term. Notwithstanding the foregoing, the rights granted in this Paragraph 7.01(b)(3) shall be grandfathered for servicing continuing obligations resulting from Authorized Work entered into during the Term. Any subsequent arrangement shall be negotiated in good faith under a separate commercial agreement.

4.	Article 8 – LICENSE TO BACKGROUND INFORMATION AND PATENTS shall be amended to add the following paragraph after 8.02(b)(2)(ii):

8.02(b)(2)(iii) Authorized Work with Authorized Third Parties. ExxonMobil grants FCE a worldwide, non-exclusive, royalty-free, irrevocable during the Term, non-sub-licensable (except as set forth herein), non-transferable (except pursuant to Article 14 (Assignment)) right and license to practice ExxonMobil Background Information and ExxonMobil Background Patents for Modified Generation 2 Technology in Carbon Capture Applications, solely to conduct Authorized Work with Authorized Third Parties subject to the use restriction set forth in Paragraph 2.03. For clarity, this right and license shall terminate at the end of the Term. Notwithstanding the foregoing, the rights granted in this Paragraph 8.02(b)(2)(iii) shall be grandfathered for servicing continuing obligations resulting from Authorized Work entered into during the Term. Any subsequent arrangement shall be negotiated in good faith under a separate commercial agreement.

5.	Article 10 -PAYMENT shall be deleted in its entirety and replaced with the following:

10.01  Project Costs

a)	ExxonMobil will reimburse FCE for Research Costs (i.e., cumulative FTE Costs and Direct Costs) for each Project in the relevant Project Description. Research Costs of FCE paid for by ExxonMobil will be limited to FTE Costs for time actually spent on the Program and Direct Costs actually incurred and approved in advance by the Steering Committee. Research Costs for the Program will be set forth in the relevant Project Description that has been pre-approved by ExxonMobil in writing. ExxonMobil shall have the option of paying for Research Costs as well as any other work in furtherance of the Program using a purchase order. ExxonMobil will reimburse FCE for Costs after receipt of invoices on a monthly basis. Invoices for Direct Costs will be supported by relevant third-party invoices received by FCE documenting such costs. Materials shall be invoiced as incurred and subject to a thirty percent (30%) service fee. All such payments will be made after ExxonMobil’s receipt of invoices in accordance with invoicing procedures specified in Paragraph 10.01(b) and in Paragraph 10.02 (Invoices).

b)	Monthly Invoices. Within fifteen (15) days after the end of each calendar month that occurs during the remainder of the Term, FCE will calculate and invoice ExxonMobil for the actual amounts incurred (for charges permitted in accordance with the respective Project Description(s)) during the immediately preceding calendar month.

c)	Annual Budget. The expected annual budget for the anticipated work through the Term shall be in an amount of at least ten million United States dollars ($10,000,000.00 USD) per year, subject to ExxonMobil approval.

10.02	Invoices. FCE will invoice ExxonMobil for any amount due under a Project at the address (including the email address) in Article 16 (Addresses and Notices). Each invoice will identify this Agreement's identification number LAW-2019-3608, the number of the particular Project Description to which it pertains, and details of FTE Costs (including unique employee identifiers of the FTEs) and Direct Costs. FCE will not include charges relating to more than one Project Description in any given invoice. Except as otherwise specifically provided herein, ExxonMobil agrees to pay FCE the amount of each invoice under this Agreement within thirty (30) days following ExxonMobil's receipt. Notwithstanding the foregoing, if ExxonMobil has a good faith dispute regarding any amounts invoiced by FCE, ExxonMobil may withhold payment for the disputed amount, provided that ExxonMobil pays the undisputed amount and notifies FCE in writing of the specific amount and nature of the dispute promptly upon receipt of FCE's invoice in which case the Parties shall attempt to resolve the dispute in good faith. The Parties shall endeavor to resolve such dispute within fifteen (15) days of notice of the dispute, and ExxonMobil shall remit payment to FCE within fifteen (15) days of resolution of such dispute.

All such payments by ExxonMobil to FCE will be made by wire transfer in United States Dollars. FCE shall provide the Bank Name, Bank Address, Bank Account, and Swift Code in each invoice.

6.	“Total Research Cost” in APPENDIX A- DEFINITIONS shall be deleted.

7.	Article 12 – TERM AND TERMINATION shall be amended to delete Paragraph 12.03 in its entirety and replace it with the following:

Failure to Perform. If ExxonMobil fails to fulfill a material monetary obligation or FCE fails to execute material tasks or obligations in material compliance with all criteria set forth in a respective mutually agreed upon Project Description, in the time and manner required herein, provided that in the case of FCE’s tasks or obligations any non-compliance or delay in meeting said criteria is not due to ExxonMobil or force majeure pursuant to Paragraph 15.01 (Force Majeure), the non-defaulting Party may give written notice of intent to terminate this Agreement, specifying the details of the default. Unless the defaulting Party has remedied such default within the Cure Period, this Agreement may be terminated, without penalty, payment or prejudice to claims then accrued, by written notice to the defaulting Party by the non-defaulting Party specifying the date of termination which will be of immediate effect. In the event of termination under this Paragraph 12.03 where FCE is the defaulting Party, FCE’s royalty-free licenses described in Paragraph 8.02(b)(1)(ii), and 8.02(b)(1)(iii) will immediately convert to royalty-bearing licenses, with the royalty rate to be negotiated by the Parties in good faith.

8.	“Authorized Third Parties” and “Authorized Work” in APPENDIX A- DEFINITIONS shall be deleted in their entirety and replaced with the following:

"Authorized Third Parties" means 1) Drax Group Plc. and Alberta Innovates Corporation, and, subject to FCE obtaining the prior written consent of ExxonMobil, which consent will not be unreasonably withheld, conditioned, or delayed, the respective successors, assigns, joint venturers, partners and contractors of each of them; and, 2) third parties conducting Carbon Capture Applications.

"Authorized Work" means 1) with respect to Drax Group Plc. and Alberta Innovates Corporation, non-commercial activities restricted to research and development, pilot plant, deployment, and demonstration projects, and commercial activities for which FCE has obtained the prior written consent of ExxonMobil; and, 2) third parties conducting Carbon Capture Applications; provided that for 2) above, any new sales of such activities, authorized work, and carbon capture project(s) when summed together, shall not have the capability of capturing more than a total of 250,000 tons of CO2 on a cumulative annual basis.

“FTE Rate" means the hourly amount agreed to by the Parties per FTE. Starting on March 31, 2024, the FTE Rate for scientists and engineers is three hundred seventy-six United States dollars ($376.00 USD) and the FTE Rate for all other FTEs is two hundred twenty-three United States dollars ($223.00 USD). The FCE Rate will increase by 3% each year thereafter on March 31.

9.	The following definition shall be added to APPENDIX A- DEFINITIONS:

“Modified Generation 2 Technology” means the Generation 2 Technology physical fuel cell properties and design elements existing as of March 31, 2024, and as may be modified thereafter during the remainder of the Term. Any modifications or improvements made by FCE to Generation 2 Technology physical fuel cell properties and design elements during the use of the Modified Generation 2 Technology within a Generation 1 Technology module shall be governed by the terms and conditions of the Agreement.

Except as modified herein, all provisions of the Agreement remain unchanged.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Where provided for in applicable law, this Amendment may be executed and delivered electronically. If executing this Amendment using a handwritten signature, a Party may deliver a copy of such signature via electronic transmission and may provide the other Party a duplicate original so each Party retains an original for its records.

Each Party has caused this Amendment to be signed by its authorized representative.

FUELCELL ENERGY, INC.		EXXONMOBIL TECHNOLOGY AND ENGINEERING COMPANY

By:	/s/ Jason Few	By:	/s/ Prasanna V. Joshi
Name:	Jason Few	Name:	Prasanna V. Joshi
Title:	President and CEO	Title:	Vice President - Low Carbon Solutions
Date:	March 31, 2024	Date:	March 31, 2024